UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

KINDER MORGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-369-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.                                        Termination of a Material Definitive Agreement.

On May 30, 2018, in connection with the previously-disclosed decision by the board of directors of Kinder Morgan Canada Limited to enter into a securities purchase agreement with the Government of Canada whereby the Government of Canada will purchase the Trans Mountain Pipeline system and expansion project for C$4.5 billion, the credit agreement dated June 16, 2017 (the “Terminated Agreement”) among Kinder Morgan Cochin ULC (“KMCU”), Trans Mountain Pipeline ULC, Royal Bank of Canada, as administrative agent, and the lenders party thereto, establishing C$5.5 billion of revolving credit facilities, was terminated in accordance with its terms. Kinder Morgan, Inc. (the “Company”) owns an approximately 70% economic interest in the borrowers under, and was party to an Equity Nomination and Support Agreement in connection with, the Terminated Agreement. The Equity Nomination and Support Agreement also was terminated in accordance with its terms.  The approximately C$100 million of borrowings outstanding under the Terminated Agreement was refinanced under the Credit Agreement described below.

KMCU has entered into a credit agreement establishing a C$500 million revolving credit facility for general corporate purposes, including working capital (the “Credit Agreement”), which became effective on May 30, 2018 in connection with the termination of the Terminated Agreement. The Company is not a party to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: June 1, 2018	By:	/s/ David P. Michels
	Name:	David P. Michels
	Title:	Vice President and Chief Financial Officer